As filed with the Securities and Exchange Commission on November 16, 2018

Registration No. 333-219612

Registration No. 333-207701

Registration No. 333-190219

Registration No. 333-182932

Registration No. 333-168476

Registration No. 333-159233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-219612

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-207701

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-190219

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-182932

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-168476

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-159233

UNDER THE SECURITIES ACT OF 1933

LEGACY LIFEPOINT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51251	20-1538254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Seven Springs Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

(615) 920-7000

(Registrant’s telephone number, including area code)

LifePoint Health, Inc. Amended and Restated 2013 Long-Term Incentive Plan

LifePoint Health, Inc. 2013 Long-Term Incentive Plan

LifePoint Hospitals, Inc. 2013 Long-Term Incentive Plan

LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan

LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock and Incentive Compensation Plan

LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan

LifePoint Hospitals, Inc. Employee Stock Purchase Plan

LifePoint Hospitals, Inc. Retirement Plan

LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan

(Full title of the plan)

Jennifer C. Peters, Esq.

Legacy LifePoint Health, Inc.

Executive Vice President

330 Seven Springs Way

Brentwood, Tennessee 37027

Telephone: (615) 920-7000

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michelle Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐

Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed by Legacy LifePoint Health, Inc., a Delaware corporation (the “Registrant”), are being filed to withdraw from registration all shares of common stock (“Common Stock”) of the Registrant that had been registered but remain unsold under such Registration Statements:

•

Registration Statement on Form S-8 filed on August 1, 2017 pertaining to registration of 1,720,601 additional shares of Common Stock, which were reserved for issuance under the LifePoint Health, Inc. Amended and Restated 2013 Long-Term Incentive Plan (File No. 333-219612);

•

Registration Statement on Form S-8 filed on October 30, 2015 pertaining to registration of 3,368,611 additional shares of Common Stock, which were reserved for issuance under the LifePoint Health, Inc. 2013 Long-Term Incentive Plan (File No. 333-207701);

•

Registration Statement on Form S-8 filed on July 29, 2013 pertaining to registration of 3,600,000 shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. 2013 Long-Term Incentive Plan (File No. 333-190219);

•

Registration Statement on Form S-8 filed on July 30, 2012, pertaining to registration of 520,000 additional shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan and 35,000 additional shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock and Incentive Compensation Plan (File No. 333-182932);

•

Registration Statement on Form S-8 filed on August 2, 2010, pertaining to registration of 2,330,000 additional shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, 85,000 additional shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan and 40,000 additional shares of Common Stock, which were reserved under the LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock and Incentive Compensation Plan (File No. 333-168476); and

•

Registration Statement on Form S-8 filed on May 14, 2009, pertaining to registration of 15,725,000 shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, 300,000 shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Employee Stock Purchase Plan, 325,000 shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan, 2,500,000 shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Retirement Plan and 375,000 shares of Common Stock, which were reserved for issuance under the LifePoint Hospitals, Inc. Outside Directors Stock and Incentive Compensation Plan (File No. 333-159233).

On July 22, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation (“RCCH”), and Legend Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RCCH (“Merger Sub”), pursuant to which Merger Sub has merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of RCCH. The Merger became effective on November 16, 2018.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offerings, hereby removes from registration any and all securities registered but not sold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 16th day of November, 2018.

LEGACY LIFEPOINT HEALTH, INC.

By:	/s/ Jennifer C. Peters
Name: Jennifer C. Peters
Title: Executive Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.